Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Information Services, Inc.:

We consent to the use of our report dated February 26, 2016, except as it relates to the recasting of segment data and related information in notes 1, 2, 8, and 18, which is as of June 2, 2016, with respect to the consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference to the Form 8-K of Fidelity National Information Services, Inc. dated June 2, 2016, and to our report dated February 26, 2016, with respect to the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference to the Form 10-K of Fidelity National Information Services, Inc. dated February 26, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

July 1, 2016

Jacksonville, Florida

Certified Public Accountants